                                                               EXHIBIT (a)(1)(i)


                               CNET NETWORKS, INC.
        OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON
       STOCK HAVING AN EXERCISE PRICE OF GREATER THAN $12.00 FOR A LESSER
                  NUMBER OF NEW OPTIONS TO BE GRANTED AT LEAST
                  SIX MONTHS AND ONE DAY FROM THE CANCELLATION
                           OF THE SURRENDERED OPTIONS


        THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 P.M. PACIFIC TIME
            ON FRIDAY, JULY 26, 2002 UNLESS THIS OFFER IS EXTENDED BY
                               CNET NETWORKS, INC.


Grant of New Options. CNET Networks, Inc. (referred to herein as "CNET", "we" or the "Company") is offering eligible employees the opportunity to make a one-time election to cancel grants of stock options where the exercise price is higher than $12 and exchange them for a lesser number of new options (the "Offer"). We expect to grant the replacement options within 30 days of the date that is six months after the surrender date. Participation in the program is voluntary. To participate in the program, an employee must cancel all of the options in a single grant.

Eligibility. The program is open to all of CNET's employees and the employees of CNET's participating subsidiaries residing in the United States, Australia, France, Germany, Singapore, Switzerland and the United Kingdom. Our senior executive officers named in our definitive proxy statement for our 2002 annual meeting of stockholders are not, however, eligible to participate in the program. The program is also not available to our directors or any former employees.

Exchange Ratio. Each eligible employee who accepts the Offer will receive an option to purchase one share of common stock in exchange for current options to purchase that number of shares of common stock which are accepted for exchange and cancelled, determined according to the cancelled options' exercise price as follows:

                           Exercise Price      Options Surrendered
                           $12.01 to $16.00           1.5
                           $16.01 to $20.00           2.0
                           $20.01 to $25.00           2.5
                           $25.01 to $30.00           3.0
                           Above $30.00               3.5

Exercise Price of New Options. All new options will be granted with an exercise price equal to the closing price of our common stock on the date of the new grant (or as modified to comply with local tax laws for new options granted in France), which will be within 30 days of the date that is six months from the surrender date.

Vesting of New Options. The replacement options may not be exercised until the date that is six months following the replacement grant, at which point they will immediately vest to the same extent that the options they replace would have been vested on that date had they not been surrendered. Thereafter, the remaining options will vest at a rate of 1/48 of the total replacement grant per month.

Term of New Options. Each new option will have a term equal to the remaining term of the surrendered option it replaces.

Other Terms and Conditions of New Options. All of the other terms and conditions of the new options will generally be identical to the surrendered options they replace, except that the new options will be classified as non-qualified stock options for United States income tax purposes. Additionally, the replacement options will not have accelerated vesting upon a change of control, as was the case with any options that were originally issued prior to June 30, 2000 under the Ziff Davis 1998 Incentive Compensation Plan.

Although our board of directors has approved this Offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options.

This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This Offer is subject to certain terms and conditions set forth in this Offer to Exchange.

You should direct questions about this Offer or requests for assistance to Sharon Le Duy,, General Counsel (sharonl@cnet.com), Karen Greenstein, Assistant General Counsel (karen.greenstein@cnet.com), Julie Hata, Benefits Manager (julie.hata@cnet.com) or Linna Hon, Compensation Analyst (linna.hon@cnet.com).

                                    IMPORTANT

If you wish to elect to exchange your options, you must complete and sign the Election Concerning Exchange of Stock Options form in accordance with its instructions, and send it to us by interoffice mail, facsimile ((415) 972-6250) or standard mail to CNET Networks, Inc., 235 Second Street, San Francisco, California 94105, Attn: Julie Hata, Human Resources Department. In order to give you sufficient time to consider the terms of this Offer and to ensure efficiency in the administration of this Offer, we will not accept any election forms until 9:00 A.M. Pacific Time on Friday, July 12, 2002, so please do not submit your form until such time. We are developing a secure online election system which will allow you to make your elections and changes electronically over the internet. You will have the choice as to whether you want to submit a paper election and withdrawal form or whether you want to utilize the online system. We will provide you with more information regarding this online election procedure where it is available.

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF

ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF CNET NETWORKS, INC. OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. IF YOU ARE EMPLOYED ON AT "AT-WILL" BASIS, THIS OFFER DOES NOT CHANGE THE "AT-WILL" NATURE OF YOUR EMPLOYMENT, AND THEREFORE, YOUR EMPLOYMENT MAY BE TERMINATED BY YOUR EMPLOYER OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE GRANT DATE OF THE NEW OPTIONS, FOR ANY REASON, WITH OR WITHOUT CAUSE.

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
SUMMARY TERM SHEET...............................................................................    1
THIS OFFER.......................................................................................    13

1.       Eligible Employees......................................................................    13
2.       Number of Options; Expiration Time......................................................    14
3.       Purpose of this Offer...................................................................    16
4.       Procedures for Electing to Tender Options...............................................    18
5.       Withdrawal Rights.......................................................................    19
6.       Acceptance of Options for Exchange and Issuance of New Options..........................    20
7.       Price Range of Common Stock Underlying the Options......................................    21
8.       Source and Amount of Consideration; Terms of New Options................................    22
9.       Information about CNET Networks, Inc....................................................    24
10.      Interests of Directors and Executive Officers: Transactions and
         Arrangements Concerning the Current Options and Our Common Stock........................    25
11.      Status of Options Acquired by Us in this Offer; Accounting
         Consequences of this Offer..............................................................    26
12.      Legal Matters; Regulatory Approvals.....................................................    27
13.      Material U.S. Federal Income Tax Consequences...........................................    29
14.      Material Tax Consequences for Employees Who Are Tax Residents in
         Australia...............................................................................    31
15.      Material Tax Consequences for Employees Who Are Tax Residents in
         France..................................................................................    33
16.      Material Tax Consequences for Employees Who Are Tax Residents in
         Germany.................................................................................    35
17.      Material Tax Consequences for Employees Who Are Tax Residents in
         Singapore...............................................................................    36
18.      Material Tax Consequences for Employees Who Are Tax Residents of
         Switzerland.............................................................................    39
19.      Material Tax Consequences for Employees Who Are Tax Residents of
         Taiwan..................................................................................    40
20.      Material Tax Consequences for Employees Who Are Domiciled and Permanently
         Resident and Ordinary Resident of the United Kingdom....................................    40
21.      Extension of Offer; Termination; Amendment..............................................    42
22.      Fees and Expenses.......................................................................    43
23.      Additional Information..................................................................    43
24.      Miscellaneous...........................................................................    45

SCHEDULE A          CONDITIONS OF THIS OFFER
SCHEDULE B          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
                    OF CNET NETWORKS, INC.

                           INDEX TO SUMMARY TERM SHEET
                          QUESTIONS ABOUT THE EXCHANGE

1.       What securities are we offering to exchange?............................................   1
2.       Why are we making this Offer?...........................................................   1
3.       Who is eligible to participate in this exchange?........................................   2
4.       What if I leave CNET or am terminated prior to the expiration of the Offer?.............   2
5.       What if I am on a leave of absence throughout the period in which the Offer to
         participate in the exchange is open to employees........................................   2
6.       What if I leave CNET or am terminated between the date my options are
         cancelled and the replacement grant date?...............................................   3
7.       What if I tender my current options, but die after the expiration date
         and prior to the grant date? ...........................................................   3
8.       What happens if I tender my current options and I am on a leave of
         absence on the date that the new options are granted?...................................   3
9.       What types of leave of absence are considered "authorized leaves of absences"?..........   3
10.      Are employees located outside the United States eligible to participate?................   3
11.      How does this exchange work?............................................................   4
12.      Can I exchange the remaining portion of an option that I have
         already partially exercised prior to the Offer? ........................................   5
13.      Can I select which portion of an option to exchange?....................................   6
14.      Can I exchange both vested and unvested options?........................................   6
15.      Can I exchange options that I have already exercised?...................................   6
16.      What will be my new option exercise price?..............................................   6
17.      When will I receive my new option?......................................................   6
18.      When will the new options vest?.........................................................   6
19.      What will be the terms and conditions of my new option?.................................   7
20.      Why won't I receive my new options immediately after
         the expiration of this offer? ..........................................................   7
21.      Why can't CNET just reprice my options?.................................................   7
22.      Why can't I just be granted additional options?.........................................   7
23.      Wouldn't it be easier to quit CNET and then get rehired?................................   8
24.      If I elect to participate in the exchange program, why must all options granted to me in the last six months, which have a fairly low exercise price,
         also be exchanged? .....................................................................   8
25.      When will I see the new option at http://aststockplan.com and
         when will I receive my new option notice? ..............................................   8
26.      How can I view a summary of my current options?.........................................   8
27.      Will my new options be incentive stock options?.........................................   8
28.      If I have incentive stock options, what happens if I elect not
         to exchange eligible incentive stock options for new options? ..........................   9
29.      Is there any tax consequence to my participation in this exchange?......................   9
30.      If I participate, what will happen to my exchanged options?.............................   9
31.      What happens to eligible options that I choose not to exchange
         or that you do not accept for exchange? ................................................   9
32.      What do I need to do to participate in this offer to exchange?..........................  10
33.      When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?...............................................  10
34.      What will happen if I do not turn in my form by the deadline?...........................  10
35.      During what period of time can I withdraw previously tendered options?..................  11
36.      Am I eligible to receive future grants if I participate in this exchange?...............  11
37.      Does CNET plan to make any company-wide option grants between the cancellation date and the replacement grant date? ..................................  11

38.      What do the officers and the members of our board of directors think of this offer? ..................................................................  11
39.      What are the conditions to this Offer?..................................................  11
40.      What happens if CNET is subject to a change in control AFTER the new options are granted? ...........................................................  12
41.      What happens if CNET is subject to a change in control BEFORE the new options are granted or before they are exercisable?.....................................  12
42.      Are there other circumstances where I would not be granted new options?.................  12
43.      After the replacement grant date, what happens if my options end up underwater again? ......................................................................  13

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying election form because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange. We have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary. We also urge you to review the information in our annual report on Form 10-K for the year ended December 31, 2001, and quarterly reports for 2002 on Form 10-Q, and the proxy statement distributed in connection with our Annual Shareholders Meeting held on June 12, 2002, as these documents contain important financial information and other relevant information about us.

                      GENERAL QUESTIONS ABOUT THE EXCHANGE

1. What securities are we offering to exchange?

We are offering to exchange all outstanding, unexercised stock options to purchase shares of our common stock that have an exercise price of greater than $12.00 per share and which were granted under any of the following plans:

o CNET Networks plans: Amended and Restated Stock Option Plan, Amended and Restated 1997 Stock Option Plan, 2000 Stock Incentive Plan, 2001 Stock Incentive Plan and

o Plans assumed in acquisitions: Ziff-Davis 1998 Incentive Compensation Plan, mySimon 1998 Stock Option Plan, Apollo Solutions, Inc. 2000 Stock Option Plan, 1999 Tech Republic Stock Option Plan

(all of the foregoing, the "Plans"), for new options under the same Plans; provided, that all new options granted to employees residing in Australia, France and Switzerland may be granted under a designated Plan (the 2000 Stock Incentive Plan for France and Switzerland and the 2001 Stock Incentive Plan for Australia), regardless of the Plan under which the options tendered for exchange were granted, in order to obtain favorable tax treatment in the relevant local jurisdiction. We are offering to exchange only those options that are held by eligible employees that remain eligible from the date of this Offer through the expiration of the Offer. Eligible employees who elect to participate in this exchange program with respect to such options will automatically be deemed to also have elected to tender for exchange all stock options granted to them during the six month period ending on June 26, 2002, regardless of exercise price. As no employees who hold options that are eligible for exchange were granted options in the last six months, no employee will be required to tender for exchange any options that have an exercise price of $12.00 or below. (Section 2)

2. Why are we making this Offer?

We are implementing this Offer because a considerable number of our eligible employees have stock options, whether or not they are currently exercisable, with exercise prices that are significantly above our current and recent trading prices. These options were originally granted to motivate and reward our employees for profitable growth and to encourage them to continue their employment with us. As a result of the extreme volatility in our industry and a steep decline in our stock price in 2000 and 2001, we have many stock options outstanding with exercise prices significantly higher than the current stock price. As a result, a significant number our options are no longer effectively providing the employee motivation and retention that they were intended to provide. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide you with the benefit of holding options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our eligible employees and thereby maximize stockholder value. (Section 3)

3. Who is eligible to participate in this exchange?

Employees are eligible to participate in the exchange program only if they:

o    are an employee of CNET on June 26, 2002;

o reside in Australia, France, Germany, Singapore, Switzerland, Taiwan, the United Kingdom or the United States (provided, that the Offer is not being extended to employees residing in Australia until we have submitted a supplementary disclosure document to the Australian Securities and Investments Commission, which we expect to be submitted by July 2, 2002);

o are not a director of CNET Networks, Inc. or an executive officer of the Company named in our definitive proxy statement for our 2002 annual meeting of stockholders;

o    remain an eligible employee through the expiration of this Offer; and

o    hold at least one eligible option on June 26, 2002.

If you are eligible and choose to participate, you may only elect to exchange options subject to an eligible option agreement that have an exercise price of greater than $12.00 per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. Similarly, you may only elect to exchange all or none of the options granted to you in multiple grants on a single grant date at the same exercise price (e.g., a grant of incentive stock options and a grant of non-qualified stock options). Directors (including employee directors) and consultants of CNET are not eligible to participate. (Section 1)

4. What if I leave CNET or am terminated prior to the expiration of the Offer?

If you are not employed by CNET or a participating subsidiary on the date of the expiration of the Offer, you will not be eligible to participate in the exchange offer. If you tender your current options prior to your termination of employment, you should withdraw your election form prior to July 26, 2002 because the options you tendered for exchange will be cancelled and you will not receive a replacement grant since you will no longer be employed by CNET or its subsidiaries on the replacement grant date. If you withdraw your option prior to July 26, 2002, the vested portion of any options that you had tendered for exchange will remain available to you (as well as any other vested options you hold upon termination) under their original terms and will be exercisable for 90-days following your last date of employment. (Section 5)

5. What if I am on a leave of absence throughout the period in which the Offer to participate in the exchange is open to employees?

If you are on an authorized leave of absence throughout the period in which the Offer to participate in the exchange is open to employees, you will still be considered to be an employee of CNET during such time, and will be eligible to tender your eligible options for exchange. (Section 1)

6. What if I leave CNET or am terminated between the date my options are cancelled and the replacement grant date?

The election form will not be revocable after 9:00 p.m. Pacific Time on Friday, July 26, 2002 unless this Offer is extended. Therefore, if you leave CNET voluntarily, involuntarily, or for any other reason (including before your new options are granted) after the expiration date of the Offer, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

THEREFORE, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF CNET NETWORKS, INC. FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED, EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED. (Section 1)

7. What if I tender my current options, but die after the expiration date and prior to the grant date?

Once your current options are cancelled, should you die, prior to the grant date of the new options, neither you nor your estate or heirs will receive any new options or other payment or consideration in exchange for your tendered current options. (Section 1)

8. What happens if I tender my current options and I am on a leave of absence on the date that the new options are granted?

 If you tender your current options and they are cancelled and you are on a leave of absence that is an "authorized leave of absence" on the grant date, you will be entitled to a grant of new options only if you return to active employment with CNET or one of its participating subsidiaries prior to the first anniversary of the grant date. In that event, you will receive a grant of new options within 30 days following the date you return to active employment. The grant price of the new options will be equal to the closing price at which one share of CNET common stock is traded on the Nasdaq Stock Market's National Market on the date your new options are granted (or as modified to comply with local tax laws for new options granted in France). (Section 6)

9. What types of leave of absence are considered "authorized leaves of absences"?

An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by CNET or the participating subsidiary that employs you, at the end of which it is expected that you will return to active employment with CNET or one of its participating subsidiaries. By way of example, authorized leaves include approved family leave, jury duty leave, and military leave.

10. Are employees located outside the United States eligible to participate?

Yes, employees who reside in Australia, France, Germany, Singapore, Switzerland, Taiwan or the United Kingdom are eligible to participate; provided, however that this Offer is not being extended to employees residing in Australia until we have submitted a supplementary disclosure document to the Australian Securities and Investment Commission, which we expect to be submitted by July 2, 2002. Short summaries of the general tax consequences of participating in the exchange in countries other than the United States are included in this Offer to Exchange (Sections 14-19). Employees residing outside of the United States are urged to consult with a financial or tax advisor in the country where they reside and work. Employees of CNET who reside in countries other than Australia, France, Germany, Singapore, Switzerland, Taiwan, the United Kingdom or the United States are not eligible to participate. Therefore, if you change your place of residence to a country other than Australia, France, Germany, Singapore, Switzerland, Taiwan, the United Kingdom or the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date. (Sections 1 and 6)

11. How does this exchange work?

Participating in the exchange program requires an eligible employee to make a voluntary, election to tender eligible stock options prior to 9:00 p.m. Pacific Time on Friday, July 26, 2002, unless this Offer is extended, after which time such election will be irrevocable. This Offer is structured such that a new option to purchase one share of CNET common stock will be issued in exchange for an option to purchase that number of shares determined in accordance with the exchange ratio described below, which new option will be issued on the replacement grant date (which will be at least six months and one day after July 26, 2002) and priced at the closing market price of our common stock on that date (or as modified to comply with local tax laws for new options granted in France). The table below shows the number of shares of our common stock subject to an option currently outstanding that you must exchange in order to receive a new option to purchase one share of common stock, based on the grant price of the currently outstanding option:

Grant Price of Current Option                Options Surrendered
$12.01 to $16.00                             1.5
$16.01 to $20.00                             2.0
$20.01 to $25.00                             2.5
$25.01 to $30.00                             3.0
Above $30.00                                 3.5

We will not issue any new options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option. Eligible options granted under Plans and exchanged for new options will be replaced with options granted under the same Plan under which the cancelled options were granted, unless prevented by law or applicable regulations; provided, however, that if necessary to ensure that the options granted to employees in Australia, France and Switzerland receive favorable tax treatment, all options granted in exchange for options surrendered by employees residing in Australia, France and Switzerland may be granted under a designated Plan (the 2000 Stock Incentive Plan for France and Switzerland and the 2001 Stock Incentive Plan for Australia), regardless under which Plan the cancelled options were granted. Each new option will be granted pursuant to a new option agreement between you and us. The new option will have substantially similar terms and conditions as the cancelled option, except for the exercise price and classification of the options as non-qualified stock options for U.S. income tax purposes. (Sections 2, 8 and 15)

                                     Example

To illustrate how the exchange ratios work, we'll assume that you have 5 current options for 100 shares each. The grant prices of these 5 current options are:
$13.00; $17.00; $22.00; $28.00; and $45.00. Under these facts, the table below shows the number of shares subject to each new option you would receive were you to participate in the exchange program:

  Grant Price of Current      Shares of Common Stock                                 Shares of Common Stock
          Option             Subject to Current Option        Exchange Ratios         Subject to New Option
  ----------------------     -------------------------        ---------------        ----------------------
$13.00                                100                        1.5 for 1                   67
$17.00                                100                        2 for 1                     50
$22.00                                100                        2.5 for 1                   40
$28.00                                100                        3 for 1                     33
$45.00                                100                        3.5 for 1                   29
Total                                 500                                                    219

The replacement options may not be exercised until the date that is six months following the replacement grant, at which point they will immediately vest to the same extent that the options they replace would have been vested on that date had they not been surrendered. Thereafter, the remaining options will vest at a rate of 1/48 of the total replacement grant per month. The new options will have other terms and conditions that are substantially similar to the cancelled options, except for the new exercise price and classification of the options as non-qualified stock options (for United States income tax purposes). To participate, eligible employees may only elect to exchange options subject to an eligible option agreement that have an exercise price of more than $12.00 per share. You may only elect to exchange all or none of the options granted to you on the same grant date and at the same exercise price. If you received multiple grants on the same date and at the same exercise price (e.g., a grant of incentive stock options and a separate grant of non-qualified stock options), you may only elect to exchange all or none of those options. For accounting purposes, any eligible employee who elects to tender for exchange any such options will automatically be deemed to also have elected to tender for exchange all options granted to them during the six month period ending on June 26, 2002, regardless of exercise price. As no employees who hold options that are eligible for exchange were granted options in the last six months, no employee will be required to tender for exchange any options that have an exercise price of $12.00 or below.
(Sections 2, 6 and 8)

Within five business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form. If your options are properly tendered for exchange and accepted by us for exchange, you will receive a rights letter shortly following the expiration of this Offer. The rights letter will confirm that your options have been accepted for exchange and cancelled and will summarize your rights as a participant in the exchange program, including the material terms of this Offer such as the number of shares of our common stock your new options will entitle you to purchase, subject to adjustments for any stock splits, stock dividends and similar events. (Section
6)

12. Can I exchange the remaining portion of an option that I have already partially exercised prior to the Offer?

Yes, any remaining outstanding, unexercised eligible options can be exchanged in accordance with the terms of this Offer. (Section 2)

13. Can I select which portion of an option to exchange?

No. You cannot partially cancel an outstanding option. If you choose to exchange an option grant, all options within that grant (that is, all options granted to you on the same grant date and at the same exercise price) will be exchanged and cancelled. (Section 2)

14. Can I exchange both vested and unvested options?

Yes. You can exchange eligible options, whether or not they are vested. (Section
2)

15. Can I exchange options that I have already exercised?

No. This Offer only pertains to options and does not apply in any way to shares purchased, whether upon the exercise of options, through our employee stock purchase plans or otherwise, whether or not you have vested in those shares. If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not subject to this Offer. If you have exercised an eligible option in part, the remaining unexercised portion of that option is outstanding and can be exchanged pursuant to this Offer. Options for which you have properly submitted an exercise notice prior to the date this Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased. (Section 2)

16. What will be my new option exercise price?

The exercise price for the new options, which will be granted on a date that is within 30 days following the date that is six months and one day after the offer period expires, will be the closing price of our common stock on the Nasdaq Stock Market's National Market on that date, as reported in the print edition of The Wall Street Journal (or as modified to comply with local tax laws for new options granted in France). BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS. (Section 8)

17. When will I receive my new option?

We will grant the new options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel options elected for exchange. If we cancel options elected for exchange on July 26, 2002, which is the scheduled expiration of this Offer, the replacement grant date of the new options will be no earlier than January 27, 2003. (Section 6)

18. When will the new options vest?

The new options will not be exercisable prior to the date that is six months after the grant date (the "Vesting Date") at which point they will immediately vest to the same extent that the options they replace would have been vested on that date had they not been surrendered (as modified to comply with the laws of certain countries outside the United States). Accordingly, if you remain employed for the six month period following the replacement grant date, you will likely not lose the benefit of any vesting under your tendered current options that are accepted for exchange and cancelled. For example, new options that are granted in exchange for current options that are already vested today or that would have become vested after today and before the Vesting Date of the new options will be vested on the Vesting Date. The remaining new options will become vested in accordance with the current vesting schedule and on the same vesting dates applicable to the current options for which such new options are exchanged (i.e., the remaining options will vest at the rate of 1/48 of the total replacement grant per month). (Section 8)

19. What will be the terms and conditions of my new option?

The new options will be granted under the same Plan as the related current options cancelled in the Offer; provided, however, that if necessary to ensure that the options granted to employees in Australia, France and Switzerland receive favorable tax treatment, all options granted in exchange for options surrendered by employees residing in Australia, France and Switzerland may be granted under a designated Plan (the 2000 Stock Incentive Plan for France and Switzerland and the 2001 Stock Incentive Plan for Australia) regardless under which Plan the cancelled options were granted. The terms and conditions of a new option will be substantially identical to the current option it replaces, except that the new option will have a new grant price and grant date and will cover a fewer number of shares of our common stock and the replacement option may not be exercised until the date that is six months following the replacement grant, at which point it will immediately vest to the same extent that the option it replaces would have been vested on that date had it not been surrendered. Thereafter, the remaining option will vest at a rate of 1/48 of the total replacement grant per month. Also, in certain countries other than the United States, the new options may be subject to different terms and conditions than the current options they replace. All of the new options issued to residents of the United States will be issued as non-statutory stock options for purposes of the Internal Revenue Code of 1986, as amended. (Section 8)

20. Why won't I receive my new options immediately after the expiration of this offer?

If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required under the financial accounting rules applicable to us to record a compensation expense against our earnings for each fiscal quarter that the new options remained outstanding which could have a negative impact on our stock price. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record such a compensation expense. (Section
11)

21. Why can't CNET just reprice my options?

Repricing outstanding options could require us under the financial accounting rules applicable to us to recognize significant charges in our financial statements that would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our stock price. (Section 11)

22. Why can't I just be granted additional options?

Because of the large number of options with exercise prices above $12.00, a large grant of new options to all of these option holders would be more dilutive to our stockholders and could have a more dilutive effect on our earnings per share than the dilutive effect resulting from the Offer.

Additionally, we have a limited pool of options that we are allowed to grant without stockholder approval. Therefore, our current reserves must be conserved for new hires and ongoing grants. (Section 3)

23. Wouldn't it be easier to quit CNET and then get rehired?

This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause CNET to take a charge against earnings on any future appreciation of the repriced options. (Section 11)

24. If I elect to participate in the exchange program, why must all options granted to me in the last six months, which have a fairly low exercise price, also be exchanged?

If we were to allow participating employees to keep options that were granted within the six month period ending on June 26, 2002, then the financial accounting rules applicable to us could require us to recognize significant charges in our financial statements. These charges could reduce our reported earnings for each fiscal quarter that the options issued in the last six months remained outstanding. This could have a negative effect on our stock price performance. Since there has not been a grant of options to CNET employees in the past six months, other than to new hires, and our common stock has traded below $12.00 per share throughout that six month period, there are no employees who have options that are eligible for exchange who also have been granted options in the past six months. (Section 11)

25. When will I see the new option at http://aststockplan.com and when will I receive my new option notice?

You will see your new option as well as a new option grant agreement at http://aststockplan.com within three weeks after the replacement grant date. (Section 6)

26. How can I view a summary of my current options?

All employees can view their stock options at http://aststockplan.com, the online tool that we use to afford employees an ability to view their stock options online, 24 hours a day. To access your AST account, you will need your social security number or your employee ID number (which can be found in Offline in the employee database) and your password. If you cannot remember your password, you will be able to request it be sent to you directly from the AST website, www.aststockplan.com. If you've never logged into your AST account, you will also need your PIN. This would have been sent to you via email either when you were hired at CNET, or at any time you received a stock option grant. If you do not have this information, you will need to call AST Customer Service at 888-980-6456 and request for it to be resent. They will send it to your CNET email address. Once you have logged-in, go to the link for "Option Status" for a list of all your grants. You will need this information to complete the election form. If you haven't signed your option agreement reflecting the grant you would like to surrender, you will need to do that before you surrender the grant. This would also be a good opportunity to sign the option agreements for grants that you are not surrendering if you haven't already done so. No option grant can be exercised until the related option agreement has been signed by you. (Section 4)

27. Will my new options be incentive stock options?

No. Regardless of whether the options you exchange are incentive stock options or non-qualified stock options, your new options will not be treated as incentive stock options under U.S. federal tax laws. Instead, all new options will be non-qualified options. Under current U.S. law, you will not realize taxable income upon the grant of a non-qualified stock option. However, when you exercise the non-qualified option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. (Sections 8 and 13)

28. If I have incentive stock options, what happens if I elect not to exchange eligible incentive stock options for new options?

You will not be subject to current U.S. federal income tax if you do not elect to exchange your eligible incentive stock options for new options.

We do not believe that the Offer will change any of the terms of your eligible incentive stock options if you do not accept the offer. However, the IRS may characterize the Offer to you as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

If you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of your incentive stock options or sale of the common stock that you will receive when you exercise those options. (Sections 8 and 13)

29. Is there any tax consequence to my participation in this exchange?

If you accept this Offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the new options are granted. All eligible employees, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer exchange program. Tax consequences may vary depending on each individual employee's circumstances. Included as part of this Offer to Exchange are short summaries of the general tax consequences of the Offer in countries other than the United States. If you are located outside the United States, you should review these summaries carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the Offer. (Sections 13 through
19)

30. If I participate, what will happen to my exchanged options?

Options designated to be exchanged under this program will be cancelled on July 26, 2002, unless this Offer is extended by us, in which case such options will be cancelled on the expiration of the Offer as extended. The shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the Plans. (Section 6)

31. What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their current exercise price and current vesting schedule. (Section 4)

32. What do I need to do to participate in this offer to exchange?

To participate, you must complete the election form, sign it, and ensure that Julie Hata, Benefits Manager for CNET, receives it in the 235 Second Street, San Francisco office no later than 9:00 p.m. Pacific Time on Friday, July 26, 2002, unless the Offer is extended. You can return your election form to the 235 Second Street office by either interoffice mail, facsimile ((415) 972-6250) or standard mail to the attention of Julie Hata, Human Resources Department, CNET Networks, Inc., 235 Second Street, San Francisco, California 94105. Delivery by e-mail will not be accepted. We are developing a secure online election system that will allow you to make your elections electronically through the internet. You will have the choice as to whether you wish to submit a paper election form, or whether you wish to utilize the online system. We will provide you with more information regarding the online system when it is available. Within 5 business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form. This is a one time offer and we will strictly enforce the tender offer period. If your options are properly tendered for exchange and accepted by us for exchange, you will receive a rights letter shortly following the expiration of this Offer. The rights letter will confirm that your options have been accepted for exchange and cancelled and will summarize your rights as a participant in the exchange program, including the material terms of this Offer such as the number of shares of our common stock your new options will entitle you to purchase, subject to adjustments for any stock splits, stock dividends and similar events. (Section 4)

33. When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer to exchange expires at 9:00 p.m. Pacific Time on Friday, July 26, 2002 unless the Offer is extended by us. (Section 21)

This means that Julie Hata, the Benefits Manager in the 235 Second Street office must have your election form in her hands or you must complete the online election procedure before that time. Within 5 business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form. Although we do not currently intend to do so, we may, in our discretion, extend this Offer at any time. If this Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of this Offer. If this Offer is extended by us beyond that time, you must deliver your election form before the extended expiration of this Offer. If the Offer is extended, then the grant date of the new options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements which would reduce our reported earnings. Under the accounting rules applicable to us, the new options must be granted at least six months and one day following the date that the current options are cancelled.

We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely tendered for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept all options properly tendered for exchange promptly after the expiration of this Offer. (Section 4)

34. What will happen if I do not turn in my form by the deadline?

If you do not turn in your election form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and original terms.
(Section 4)

35. During what period of time can I withdraw previously tendered options?

You can withdraw any options that you previously tendered for exchange at any time before 9:00 p.m. Pacific Time on Friday, July 26, 2002. If this Offer is extended by us beyond that time, you can withdraw your options elected for exchange at any time until the extended expiration of this Offer. If we have not cancelled your tendered options by August 16, 2002, you may withdraw your tendered options at any time after that date. To withdraw options elected for exchange, you must deliver to us via interoffice mail, facsimile (fax # (415) 972-6250) or by standard mail addressed to Julie Hata, Human Resources Department, CNET Networks, Inc., 235 Second Street, San Francisco, California 94105, a written notice of withdrawal containing the required information and we must receive the withdrawal notice before the election deadline. Providing us with a properly completed and signed Notice of Election to Withdraw Options form, which has been provided to you in connection with this Offer, will constitute a proper written notice of withdrawal. We are developing a secure online election system which will allow you to withdraw your election electronically over the internet. You will have the choice as to whether you want to submit a paper withdrawal notice or whether you want to utilize the online system. We will let you know when the online system is available. It is your responsibility to confirm that we have received your withdrawal notice before the deadline. Once you have withdrawn options, you can re-elect to exchange options only by again following the delivery procedures described above. (Section 5)

36. Am I eligible to receive future grants if I participate in this exchange?

Because of the accounting limitations, participants in this program are ineligible for any additional stock option grants until after the replacement grant date. After the replacement grant date, participants in this program will be eligible for future stock option grants. (Section 11)

37. Does CNET plan to make any company-wide option grants between the cancellation date and the replacement grant date?

No. We do not anticipate making any company-wide option grants until after the replacement grant date. (Section 11)

38. What do the officers and the members of our board of directors think of this Offer?

Although our board of directors has approved this Offer, neither the officers nor the members of our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. You must make your own decision whether to participate in the exchange. You should read all the information provided to you in the Offer to Exchange Plan. (Sections 3 and 23)

39. What are the conditions to this Offer?

This Offer is not conditioned upon a minimum aggregate number of options being tendered for exchange. This Offer is subject to a number of conditions, including the conditions described in Schedule A. Once the Offer has expired and the tendered options have been accepted and cancelled, the conditions will no longer apply, even if the specified events occur during the period between the expiration of the Offer period and the date of grant of the new options. However, as described in Section 5, a change in your employment status during that period could result in your not receiving a grant of new options. (Schedule
A)

40. What happens if CNET is subject to a change in control AFTER the new options are granted?

None of the options being issued as replacement options will be subject to accelerated vesting upon a change of control. Of the options currently outstanding, only those options issued under the Ziff Davis Inc. 1998 Incentive Compensation Plan on or prior to June 30, 2000 have accelerated vesting upon a change of control. If you currently hold such options, and you tender them for exchange, the replacement options will not include a provision for accelerated vesting upon a change of control. To obtain detailed change of control provisions governing your options, you can refer to the prospectus for the Plan under which your current options were issued, available upon request by sending an e-mail to Julie Hata at julie.hata@cnet.com or Linna Hon at linna.hon@cnet.com. (Section 8)

41. What happens if CNET is subject to a change in control BEFORE the new options are granted or before they are exercisable?

It is possible that, prior to the grant of new options or prior to the date that is six months following the date the replacement options are granted (which is the first date any portion of the replacement options will be vested and exercisable), we might effect or enter into an agreement such as a merger or other similar transaction. We are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this Offer if the merger occurs prior to the grant of the replacement options. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, eligible employees who have tendered options for cancellation pursuant to this Offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options. If a merger or similar agreement is effective after the grant of the new options but prior to the date on which they are exercisable, as none of the replacement options will be subject to acceleration upon a change of control, you will not be able to exercise any of the replacement options prior to the merger.

Additionally, a merger or a similar transaction could have substantial effects on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, tendering option holders might be deprived of any further price appreciation in the common stock associated with the new options. For example, if our stock was acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the new options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Section 3)

42. Are there other circumstances where I would not be granted new options?

Yes. Even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition, but if these laws and regulations are applicable on a specified date during the 30-day period beginning on the first business day that is at least six months and one day after we cancel the eligible options accepted for exchange, we may be unable to grant the new options at that time. Absent a provision in the Offer that terminates CNET's commitment to grant the new options after a defined period of delay, CNET would be indefinitely required to continuously monitor laws and regulations to determine whether it would be permitted to grant the new options at some time in the future. We believe that it is necessary from a business point of view to provide a cut-off date after which it will no longer be obligated to issue the new options. This will remove the administrative burden and uncertainty associated with monitoring changing laws or regulations over an indefinite period of time and the undefined and ongoing contingent liability of the company to issue the new options that would remain absent such a cut-off. We believe that this concern is particularly acute given the number of countries in which we will be issuing the new options. (Section 12)

43. After the replacement grant date, what happens if my options end up underwater again?

We are conducting this Offer only at this time due to the unusual stock market conditions that have affected many companies throughout the country. This Offer is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant (except for in the case of options granted to employees of CNET Channel Services, S.A., a subsidiary of CNET, which options are exercisable for a period of at least twelve (12) years but not more than fifteen (15) years from the date of grant), subject to continued employment, the price of our common stock may appreciate over the long term, even if your options are underwater for some period of time after the replacement grant date. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (Sections 3 and 23)

                                   THIS OFFER

1. Eligible Employees

You are eligible to participate in the exchange program only if you:

o    are an employee of CNET Networks, Inc. on June 26, 2002;

o reside in Australia, France, Germany, Singapore, Switzerland, Taiwan, the United Kingdom or the United States (provided, that the Offer is not being extended to employees residing in Australia until we have submitted a supplementary disclosure document to the Australian Securities and Investments Commission, which we expect to be submitted by July 2, 2002);

o are not a director of CNET Networks, Inc. or one of the executive officers of CNET Networks, Inc. named in CNET's definitive proxy statement for our 2002 annual meeting of stockholders;

o    remain an eligible employee through the expiration of this Offer; and

o    hold at least one eligible option on July 26, 2002.

If you elect to exchange options you will not be eligible to receive new options unless you continue to be employed by CNET Networks, Inc. and continue to reside in Australia, France, Germany, Singapore, Switzerland, Taiwan, the United Kingdom or the United States through the replacement grant date. If you are on an authorized leave of absence during the election period (e.g., family leave, jury duty), you are eligible to tender your eligible options for exchange during the election period. CNET intends to grant the replacement options within 30 days following the date that is six months and one day after the date that the Offer to exchange expires. The expiration date of the Offer is July 26, 2002, unless CNET extends the Offer period.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF CNET FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR TENDERED OPTIONS EVEN IF THE OPTIONS YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

2. Number of Options; Expiration Time.

Employees of CNET currently hold options issued under the following plans (each, a "Plan", collectively, the "Plans"):

o CNET Networks plans: Amended and Restated Stock Option Plan, Amended and Restated 1997 Stock Option Plan, 2000 Stock Incentive Plan, 2001 Stock Incentive Plan and

o Plans assumed in acquisitions: Ziff-Davis 1998 Incentive Compensation Plan, mySimon 1998 Stock Option Plan, Apollo Solutions, Inc. 2000 Stock Option Plan, 1999 Tech Republic Stock Option Plan.

Upon the terms and subject to the conditions of this Offer, we will exchange for new options to purchase common stock under the Plans, certain outstanding options held by eligible employees under such Plans that are properly tendered for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the "expiration time," as defined below.

If you are eligible and choose to participate, you may only elect to exchange options (the terms "option" or "options" refer to an entire option grant) subject to an eligible option agreement that have an exercise price of greater than $12.00 per share. That is, you must exchange all or none of the options granted to you on a single grant date at the same exercise price. If you received multiple option grants on a single grant date at the same exercise price (e.g., a grant of incentive stock options and a grant of non-qualified stock options) you must exchange all or none of the options in those grants. If you so elect to participate, you will automatically be deemed to have also elected to tender for exchange all options granted to you during the six month period ending on June 26, 2002, regardless of exercise price. Since there has not been a grant of options to CNET employees in the past six months, other than to new hires, and our common stock has traded below $12.00 per share throughout that six month period, there are no employees who have options that are eligible for exchange who also have been granted options in the past six months

The new options will be granted on a date that is at least six months and one day after the cancellation date. Assuming we do not extend the expiration time, we presently expect the grant date of the replacement options to be no earlier than January 27, 2003.

Our Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept tendered options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires at the expiration time.

Your participation in this Offer is voluntary. If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of new options determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable Plan:

The table below shows the number of shares of our common stock subject to the current outstanding option that you must exchange for each share of common stock subject to the new option, based on the grant price of the current outstanding option:

                  Exercise Price        Options Exchange Ratio
                  $12.01 to $16.00           1.5 for 1
                  $16.01 to $20.00           2.0 for 1
                  $20.01 to $25.00           2.5 for 1
                  $25.01 to $30.00           3.0 for 1
                  Above $30.00               3.5 for 1

We will not issue any new options exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each option.

The replacement options will be issued under the same Plan as the related tendered options cancelled in the Offer; provided, however, that if necessary to ensure that the options granted to employees in Australia, France and Switzerland receive favorable tax treatment, all options granted in exchange for options surrendered by employees residing in Australia, France and Switzerland may be granted under a designated Plan (the 2000 Stock Incentive Plan for France and Switzerland and the 2001 Stock Incentive Plan for Australia) regardless under which Plan the cancelled options were granted. The terms and conditions of a replacement option will be substantially identical to the tendered option it replaces, except that the replacement option will have a new grant price and grant date and in most cases will cover a fewer number of shares of our common stock. Also, in certain countries other than the United States, the replacement options may be subject to different terms and conditions than the tendered options they replace.

Regardless of whether the options you exchange are incentive stock options or non-qualified stock options, your new options will not be treated as incentive stock options under U.S. federal tax laws.

The term "expiration time" means 9:00 p.m. Pacific Time on Friday, July 26, 2002, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term "expiration time" refers to the latest time and date at which this Offer, as so extended, expires. See Section 21 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend this Offer.

If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be tendered for exchange in this Offer; or

(c) we increase the number of options eligible to be tendered for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

As of June 26, 2002, options to purchase an aggregate of 10,831,586 shares of our common stock were eligible for exchange under this Offer.

If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 21 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least ten business days following the publication, sending or giving of notice.

For purposes of this Offer, a "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

3. Purpose of this Offer.

We issued the options outstanding under the Plans to motivate and reward our employees for profitable growth and to encourage them to continue their employment with us. As a result of the extreme volatility in our industry and a steep decline in our stock price in 2000 and 2001, we have many stock options outstanding with exercise prices significantly higher than the current stock price. We believe these options are unlikely to be exercised in the foreseeable future and therefore are no longer effectively providing the employee motivation and retention that they were intended to provide. By making this offer to exchange outstanding options for new options that (i) will have an exercise price equal to the market value of our common stock on the replacement grant date, and (ii) will vest in accordance with the vesting schedule applicable to the related tendered options, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our eligible employees and thereby maximize stockholder value. WE HOPE THAT THIS PROGRAM WILL AMELIORATE THE CURRENT UNDERWATER OPTIONS ISSUE, BUT IT IS NOT GUARANTEED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We are currently in the process of reorganizing CNET's international corporate structure by eliminating certain holding company subsidiaries for the purpose of simplifying our overseas corporate structure, and eliminating costs associated with the maintenance of companies that provide no or marginal benefit to CNET. We may engage in other transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our board of directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the new options, our stock price could increase (or decrease) and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. The exercise price of any new options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the replacement grant date. You will be at risk of any increase in our stock price during the period prior to the replacement grant date for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, eligible employees who have exchanged options for cancellation pursuant to this Offer would not receive options to purchase securities of the acquiror or any other consideration for their options elected for exchange.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission (the "SEC"), as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

(a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

(b) any purchase, sale or transfer of a material amount of our assets;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

(e) any other material change in our corporate structure or business;

(f) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

4. Procedures for Electing to Tender Options.

Proper Tender of Options. To validly elect to tender your options for exchange pursuant to this Offer, you must, in accordance with the terms of the election form, properly complete, duly execute and deliver to us the election form such that we receive the completed election form no later than 9:00 P.M. Pacific Time (U.S.) on Friday, July 26, 2002. We will not accept any election forms prior to Friday, July 12. We are developing a secure online election system which will allow you to make your elections electronically over the internet. You will have a choice as to whether you want to submit a paper election form or to utilize the online system. We will provide you with more information regarding the online election system when it is available. We must receive the election form in our 235 Second Street, San Francisco office by either interoffice mail, facsimile ((415) 972-6250) or post by the expiration time. To participate in the exchange offer program you must deliver your completed election form to Julie Hata, Human Resources Department, CNET Networks, Inc., 235 Second Street, San Francisco, California 94105 or complete the electronic election procedure before the expiration time. Within 5 business days after receiving your election form, we will send you an e-mail confirming our receipt of your election form.

If you do not turn in your election form by the expiration time, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and with their original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IF DELIVERY IS BY STANDARD MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

All employees can view their stock options at http://aststockplan.com, the online tool that we use to afford employees an ability to view their stock options online, 24 hours a day. To access your AST account, you will need your social security number or your employee ID number (which can be found in Offline in the employee database) and your password. If you cannot remember your password, you will be able to request it be sent to you directly from the AST website, www.aststockplan.com. If you've never logged into your AST account, you will also need your PIN. This would have been sent you via email either when you were hired at CNET, or at any time you received a stock option grant. If you do not have this information, you will need to call AST Customer Service at 888-980-6456 and request for it to be resent. They will send it to your CNET email address. Once you have logged-in, go to the link for "Option Status" for a list of all your grants. You will need this information to complete the election form. If you haven't signed your option agreement reflecting the grant you would like to surrender, you will need to do that before you surrender the grant. This would also be a good opportunity to sign the option agreements for grants that you are not surrendering if you haven't already done so. No option grant can be exercised until the related option agreement has been signed by you.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to tender options for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 5 below and our acceptance of your tendered options in accordance with Section 6 below. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO TENDER FOR EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly elected options that have not been validly withdrawn.

5. Withdrawal Rights.

You can only withdraw your tendered options in accordance with the provisions of this Section 5.

You can withdraw your tendered options at any time before 9:00 p.m. Pacific Time on Friday, July 26, 2002 (the "expiration time"). If the expiration time is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this Offer.

You can also withdraw your options tendered for exchange after the expiration of this Offer if we have not provided notice that we have cancelled options tendered for exchange by 9:00 p.m. Pacific Time on August 16, 2002.

If your employment with us terminates prior to the expiration of the Offer, you must withdraw your tendered options prior to the expiration time or your tendered options will be cancelled and you will not be eligible to receive a replacement grant. If you withdraw your tendered options prior to the expiration time, the vested portion of any options that you had tendered for exchange (as well as any other vested options you hold at the time your employment terminates) will remain available to you under their original terms and will be exercisable for 90-days following your last date of employment.

To validly withdraw elected options, you must deliver to us by interoffice mail or standard mail at the address set forth in Section 4 above or by fax to the fax number set forth in Section 4 above, a written notice of withdrawal with the required information listed below and we must RECEIVE the notice of withdrawal before the expiration time. Alternatively, you may withdraw your election electronically through the secure online election system which should be available by July 12, 2002. We will let you know when the system is available.

The notice of withdrawal must specify the name of the option holder who is electing to withdraw the options, the grant date, exercise price, the number of option shares subject to each option to be withdrawn and the total number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who elected to tender the options sought to be withdrawn, exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signor's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

Providing us with a properly completed and signed Notice of Election to Withdraw form, which has been provided to you in connection with this Offer, or completion of the electronic withdrawal procedure when it is available will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your withdrawal notice before the expiration time. If you elect to withdraw options, you must withdraw all or none of the options granted to you on the same grant date and at the same exercise price, including options granted to you in multiple grants on the same date and at the same exercise price (e.g., a grant of incentive stock options and a grant of non-qualified stock options).

You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for exchange for purposes of this Offer unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 4.

Neither CNET nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING YOUR NOTICE OF ELECTION TO WITHDRAW AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IF DELIVERY IS BY STANDARD MAIL, WE RECOMMEND THAT YOU USE CERTIFIED MAIL WITH RETURN RECEIPT REQUESTED. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

6. Acceptance of Options for Exchange and Issuance of New Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed on Schedule A, and as promptly as practicable following the expiration of this Offer, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a rights letter shortly following the expiration of this Offer confirming that your options have been accepted for exchange and cancelled and summarizing your rights as a participant in the exchange program, including the number of shares of our common stock your new options will entitle you to purchase.

If your options are properly tendered for exchange and accepted by us, we will cancel your options shortly following the expiration of this Offer, and you will be granted new options on the replacement grant date. The replacement grant date will be on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel the options accepted for exchange. If you are on an authorized leave of absence on the grant date of the replacement options, you will be entitled to a grant of replacement options only if you return to active employment with CNET or one of its participating subsidiaries prior to the first anniversary of the grant date. In that event, you will receive a grant of new options on the day you return to active employment. An authorized leave of absence is a leave of absence that has been approved in accordance with policy or practice by CNET or the participating subsidiary that employs you, at the end of which it is expected that you will return to active employment with CNET or one of its participating subsidiaries. By way of example, authorized leaves include approved family leave, jury duty leave, and military leave.

If we accept options you tender for exchange in this Offer, you will be ineligible until after the replacement grant date to receive any additional stock option grants for which you may have otherwise been eligible. We believe that this restriction will allow us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply, as a result of this Offer, to these interim option grants. We do not anticipate making any company-wide option grants until after the replacement grant date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF CNET NETWORKS, INC. FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR ELECTED OPTIONS, EVEN IF THE OPTIONS THAT YOU ELECTED TO EXCHANGE WERE FULLY OR PARTIALLY VESTED.

Therefore, if you leave CNET voluntarily, involuntarily or for any other reason after the cancellation of the options you tendered for exchange and before your new option is granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement grant date. Also, if you change your place of residence to a country other than Australia, France, Germany, Singapore, Switzerland, Taiwan, the United Kingdom or the United States, you will not have a right to any stock options that were previously cancelled and you will not have a right to any stock options that would have been granted on the replacement grant date.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly tendered for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options, such notice may be given by press release, letter or delivered via e-mail. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will see your new option as well as the new option agreement at http://aststockplan.com within three weeks of the replacement grant date.

7. Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the Nasdaq Stock Market's National Market under the symbol "CNET". The following table sets forth, for the periods indicated, the high and low sales prices for CNET's common stock as reported by the Nasdaq Stock Market's National Market:

         2002 Fiscal Year                            High                       Low
         Quarter Ended March 31, 2002                $ 9.63                    $ 4.25

         2001 Fiscal Year
         Quarter Ended December 31, 2001             $10.00                    $ 2.94
         Quarter Ended September 30, 2001            $13.08                    $ 3.71
         Quarter Ended June 30, 2001                 $14.40                    $ 8.81
         Quarter Ended March 31, 2001                $19.44                    $ 7.78

         2000 Fiscal Year
         Quarter Ended December 31, 2000             $34.00                    $12.75
         Quarter Ended September 30, 2000            $34.88                    $21.25
         Quarter Ended June 30, 2000                 $51.56                    $22.50
         Quarter Ended March 31, 2000                $75.00                    $45.25

As of June 25, 2002, the last reported sale price of our common stock, as reported by the Nasdaq Stock Market's National Market, was $2.10 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO TENDER YOUR OPTIONS FOR EXCHANGE.

8. Source and Amount of Consideration; Terms of New Options.

Consideration. We will issue new options, subject to applicable laws and regulations, to purchase common stock under the applicable Plan (the same Plan under which the related tendered options were originally granted; provided, however, that if necessary to ensure that the options granted to employees in Australia, France and Switzerland receive favorable tax treatment, all options granted in exchange for options surrendered by employees residing in Australia, France and Switzerland may be granted under a designated Plan (the 2000 Stock Incentive Plan for France and Switzerland and the 2001 Stock Incentive Plan for Australia) regardless under which Plan the cancelled options were granted) in exchange for the eligible options properly tendered and cancelled in the Offer by us, subject to the terms set forth in the Offer.

The number of replacement options to be granted in exchange for tendered options that are accepted for exchange and cancelled will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable Plan:

The table below shows the number of shares of our common stock subject to the replacement option that you will receive in exchange for the shares of our common stock subject to your tendered option based on the grant price of your tendered option:

                  Exercise Price              Options Exchange Ration
                  $12.01 to $16.00                   1.5 for 1
                  $16.01 to $20.00                   2.0 for 1
                  $20.01 to $25.00                   2.5 for 1
                  $25.01 to $30.00                   3.0 for 1
                  Above $30.00                       3.5 for 1

We will not issue any replacement option exercisable for fractional shares. Instead, if the exchange conversion yields a fractional amount of shares, we will round up (.50 or over) or down (.49 or under) to the nearest whole number of shares with respect to each replacement option.

The issuance of replacement options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

Terms of New Options. As a condition to the issuance of the new option we will enter into a new option agreement with each option holder who has elected to exchange options in this Offer. The terms of the new options are expected to be the same as the related tendered options cancelled in the exchange, except that
(i) the new options will be granted on a date that is at least six months and one day after the date the tendered options are cancelled; (ii) the new options shall not be exercisable until the date that is six (6) months after the replacement grant date, at which point they will immediately vest to the same extent that the options they replace would have been vested on that date had they not been surrendered (thereafter the remaining options will vest at a rate of 1/48 of the total replacement grant per month); (iii) the exercise price of the new option will be the closing price of our common stock on the date of the new grant (or as modified to comply with local tax laws for new options granted in certain countries outside the United States); (iv) the new options will all be classified as non-qualified stock options for purposes of the United States federal tax law; and (v) the number of shares underlying the new options will be determined as described above. Also, in certain countries other than the United States, the new options may be subject to different terms and conditions than the tendered options they replace. The new option will have a term equal to the remaining term of the tendered option that it replaces.

The terms and conditions of your current options are set forth in the applicable Plan under which they were issued, and the stock option agreement you entered into in connection with each grant. The description of the new options set forth herein is only a summary of some of the material provisions of the Plans under which they will be issued, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the Plans. Information regarding the Plans may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with each of the Plans. Please contact Julie Hata in Human Resources to request copies of the Plans and related Prospectuses. Copies will be provided promptly at our expense.

Exercise. Generally, you may exercise the vested portion of your new option at any time after the date that is six months after the grant date but prior to the date the new option expires. If, however, your employment with CNET or its subsidiaries terminates for any reason prior to the six month anniversary of the grant date, you will not be able to exercise any portion of your new option. If your employment with CNET or its subsidiaries terminates after the six month anniversary of the grant date for any reason other than death, disability, retirement or an approved reason, you will immediately forfeit that portion of your new option which is not vested and have only ninety (90) days in which to exercise the vested portion of your new option.

Tax Consequences of Options. You should refer to Section 13 for a discussion on U.S. federal tax consequences of accepting or rejecting this Offer to tender certain options in exchange for the new options, as well as the consequences of accepting or rejecting the new non-qualified options under this Offer to Exchange. You should refer to the relevant tax disclosure discussion under Sections 14-19 for a discussion of the tax consequences of participating in this Offer in your country of residence if your country of residence is not the United States.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER UNDER THE LAWS OF THE COUNTRY OR COUNTRIES IN WHICH YOU ARE A TAXPAYER.

Registration of Option Shares. All shares of common stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of CNET Networks, Inc., you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE PLANS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE

COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE PLANS AND THE FORM OF STOCK OPTION AGREEMENT UNDER THE PLANS. PLEASE CONTACT JULIE HATA IN OUR HUMAN RESOURCES DEPARTMENT IN OUR SAN FRANCISCO OFFICE, TO RECEIVE A COPY OF ANY PLAN, PROSPECTUS OR FORM OF STOCK OPTION AGREEMENT.

9. Information about CNET Networks, Inc.

CNET Networks, Inc. (CNET), the global source of technology and commerce-related services, primarily for the technology industry, produces a branded, global Internet network, print publications, a technology product database and radio programming for both businesses and individuals. Using unbiased content as our platform, we have built marketplaces for technology and consumer products, and, through our CNET Channel division, we are the primary provider of information powering the computer and electronics sales and distribution channels.

We seek to use our editorial, technical, and programming expertise and our product databases to provide news, product information, product reviews, prices and availability to help businesses and individuals make informed technology and non-technology buying decisions.

Our global Internet media operations serve millions of users each day and are comprised of several core brands, which include CNET.com, ZDNet.com, TechRepublic.com, mySimon.com, News.com, Download.com, Gamespot.com and Shopper.com, and has a presence in 20 countries. Based on the volume of traffic over our branded Internet network, we have established a leadership position in our market. In 2001, our millions of online users viewed more than 13.9 billion pages, making our Internet sites the most used source for computer and technology information.

We also offer services and product capabilities to enable and enhance online retailing of computer and technology products. Our products and services are designed to create a dynamic, efficient marketplace by informing buyers and linking them with sellers of products and services, thereby delivering sales leads to our merchant partners.

In addition to our Internet operations, we also have broadcast and publishing operations that consist of radio and print businesses. CNET Radio airs in the San Francisco Bay Area on 910 AM, and nationwide on XM Satellite Radio. Our Computer Shopper magazine boasts a circulation of more than 500,000 and continues as the largest selling computer publication on newsstands. We also publish technology-oriented print publications in Australia and China.

Our CNET Channel division licenses access to its multi-lingual product database to U.S. and European online computer retailers, resellers, wholesale distributors and e-commerce companies, and ended the year with approximately 170 licensing agreements. CNET Channel also operates the ChannelOnline business. ChannelOnline is a Web browser-based application provided to Value Added Resellers (VARs), and together with our standardized product data, streamlines transactions through a centralized product procurement marketplace. At December 31, 2001, CNET ChannelOnline's VARs customer base included approximately 2,700 unique users enabling commerce transactions through the subscription service.

Our products and services provide a platform for advertisers to create brand awareness and sell products to our large, tech-savvy audience. At the end of 2001, we had relationships with approximately 1,500 advertisers and marketing partners.

We earn revenues from:

     o sales of interactive messaging and banner advertisements on our online network

     o fees based on the number of our Internet network users who click on an advertisement or text link to visit the websites of our merchant partners, which we refer to as "leads"

     o    advertising sales from our print publications and radio programming

     o    revenues from licensing our CNET Channel product database

     o    subscriptions to our ChannelOnline product procurement service

CNET Networks, Inc. was incorporated in the state of Delaware in December 1992. Our principal executive offices are located at 235 Second Street, San Francisco, California 94105. Our phone number is (415) 344-2000

See "Additional Information" under Section 22 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

10. Interests of Directors and Executive Officers: Transactions and Arrangements Concerning the Current Options and Our Common Stock

A list of our directors and executive officers is attached to this offer to exchange as Schedule B.

As of June 26, 2002, our executive officers and directors as a group (nine (9) persons) beneficially owned options outstanding under all of our Plans to purchase a total of 3,321,426 shares of our common stock, which represented approximately 11% of the shares subject to all options outstanding as of that date. The options held by our non-employee directors and our the senior executive officers named in our definitive proxy statement for our 2002 annual meeting of stockholders are not eligible to be tendered in the Offer. Our remaining officers are eligible to participate in the Offer.

The following table sets forth the beneficial ownership of the senior executive officers named in our definitive proxy statement for our 2002 annual meeting of stockholders and directors of options outstanding as of June 26, 2002.

                                                NUMBER OF OPTIONS TO PURCHASE COMMON
NAME OF BENEFICIAL OWNER                        STOCK ON JUNE 26, 2002
Shelby Bonnie                                     700,000
Barry Briggs                                      734,296
John (Bud) Colligan                               180,000
Arthur Fatum                                      363,639
Eric Hippeau                                      100,000
Mitchell Kertzman                                 108,800
Randall Mays                                      100,000
Eric Robison                                       71,251
Doug Woodrum                                    1,038,440

The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to and including June 26, 2002.

     o On May 3, 2002, Art Fatum, an executive officer, acquired (i) 6,900 shares of CNET's common stock in the open market at a price per share of $3.5744 and (ii) 3,100 shares of CNET's common stock at a price per share of $3.6144.

     o On May 7, 2002, Douglas Woodrum, an executive officer, acquired 30,000 shares of CNET's common stock in the open market at a price per share of $2.9415.

     o On June 11, CNET granted Art Fatum, an executive officer, options to purchase 75,000 shares of common stock at $2.73 per share.

In addition to the above transactions, on May 30, 2002, Softbank America, owner of 10.66% of the outstanding shares of common stock of CNET, sold 7,000,000 shares of Common Stock of the Company at $3.10 per share in a block trade to Goldman, Sachs & Co. reducing its percentage ownership to 5.5%. Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by CNET Networks, Inc., or to our knowledge, by any executive officer, director or affiliate of CNET Networks, Inc. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on page 11 of our definitive proxy statement for our 2002 annual meeting of stockholders.

11. Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Options we acquire pursuant to this Offer will be cancelled shortly following the expiration of this Offer, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under the Plans, depending on the Plan under which the options subject to an election for exchange were granted (provided, that if necessary to ensure that the options issued to employees in France are issued under a qualified plan, all options issued to employees of CNET or its subsidiaries residing in France may be issued under the terms of the 2000 Stock Incentive Plan, regardless of the Plan under which the options tendered for exchange were originally issued). To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with this Offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

We believe that CNET will not incur any compensation expense solely as a result of the transactions contemplated by this Offer because:

o we will not grant any new options for at least six months and one day after the date that we accept and cancel options elected for exchange; and

o the exercise price of all new options will equal the market value of the common stock on the date we grant the new options (or as modified to comply with local tax laws for options granted in certain countries other than the United States).

If we were to grant any options to any option holder before the scheduled replacement grant date, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the new options is equal to or less than the number of the option holder's option shares elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by such holder. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the new options exceeds the exercise price of those shares. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the new options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the new options.

12.  Legal Matters; Regulatory Approvals.

In August 1999, Simon Property Group ("SPG") filed a trademark infringement suit against mySimon, Inc. ("mySimon"), a subsidiary of CNET acquired on February 28, 2000, in federal district court in Indianapolis. SPG alleged that the mySimon trademark infringed SPG's "Simon" trademark. On August 31, 2000, following a trial on the subject, the jury found in favor of SPG and awarded damages against mySimon in the amount of $11.5 million in compensatory damages, $5.3 million for corrective advertising, and $10.0 million in punitive damages. On September 25, 2000, the court entered an order establishing an escrow for royalties pending final resolution of the litigation where mySimon pays into escrow 2% of its gross cash receipts each month.

On January 24, 2001, the judge eliminated the $11.5 million compensatory damages award, reduced the $10.0 million punitive damages award to the statutory minimum of $50,000, and offered SPG the opportunity to accept ten dollars (a remittitur) for damages attributable to corrective advertising in exchange for immediate entry of judgment for the entire case in lieu of a re-trial on the subject of corrective advertising. On February 14, 2001, SPG filed its election to seek a re-trial on the issue of corrective advertising in lieu of the ten-dollar remittitur. The re-trial originally scheduled to begin on October 29, 2001 and rescheduled to January 9, 2002, has now been taken off calendar pending a ruling from the court on whether the re-trial should be dismissed. Under Indiana law, the amount of punitive damages is capped at the greater of three times compensatory damages or $50,000. Accordingly, it is not possible to determine the amount of punitive damages, if any, that may be payable until the issue of damages for corrective advertising has been resolved. It is not possible to predict the amount of damages attributable to corrective advertising that could be awarded in a re-trial, however such amounts, if settled adversely to us, could be material to our results of operations and financial condition. Accordingly, no provision for ultimate settlement of these issues has been included in the accompanying condensed consolidated financial statements.

The judge's January 24, 2001 order also provided that if the jury's verdict of trademark infringement is upheld on appeal, mySimon will be required to change its name and domain name. The judge's January 24, 2001 order states that when final judgment is entered he will stay the name change pending the completion of the appeal process. If the jury's verdict of infringement is upheld on appeal, mySimon will have 60 days to change its name after the appellate court rules and will be entitled to redirect traffic from www.mysimon.com to its new website for one year following the name change. mySimon plans to appeal the finding of trademark infringement once judgment is entered in the lower court. In 2001, SPG appealed the judge's order to the 7th Circuit, requesting that mySimon change its name and domain name immediately, and that mySimon be limited to thirty days to redirect users to a new website. The 7th Circuit dismissed SPG's appeal on March 13, 2002.

On December 7, 2001, mySimon filed a motion for a new trial based on newly discovered evidence it believes SPG should have produced prior to the August 2000 trial. Discovery surrounding the new evidence is ongoing.

On October 17, 2000, we acquired Ziff-Davis, Inc. ("Ziff-Davis"), which was a defendant in the following cases:

Following a decline in the price per share of Ziff-Davis common stock leading up to October 1998, eight securities class action suits were filed against Ziff-Davis and certain of its directors and officers in the United States District Court for the Southern District of New York. The complaints alleged that the registration statement relating to the Ziff Davis common stock IPO on April 28, 1998 contained false and misleading statements and failed to disclose facts that could have indicated an impending decline in Ziff-Davis' revenue. The complaints sought on behalf of a class of purchasers of Ziff-Davis common stock from the date of the IPO through October 8, 1998, unspecified damages, interest, fees and costs, rescission and injunctive relief such as the imposition of a constructive trust upon the proceeds of the IPO. The parties have agreed to settle the case, and the court entered a preliminary settlement order on December 4, 2001. A hearing to consider final approval of the settlement was held on March 13, 2002. We estimate at this time that we will incur no liability due to our insurance coverage. Accordingly, no provision for such matters has been included in the consolidated financial statements.

Two shareholder class action lawsuits were filed in the United States District Court for the Southern District of New York on August 16, 2001 and September 26, 2001, against Ziff-Davis, Eric Hippeau and Timothy O'Brien, and investment banks that were the underwriters of the public offering of ZDNet series of Ziff-Davis stock (the "ZDNet Offering"). One of the complaints also names CNET as a defendant, as successor in liability to Ziff-Davis. The complaints are similar and allege violations of the Securities Act of 1933, and one of the complaints also alleges violations of the Securities Exchange Act of 1934. The complaints allege the receipt of excessive and undisclosed commissions by the underwriters in connection with the allocation of shares of common stock to certain investors in the ZDNet Offering and agreements by those investors to make additional purchases of stock in the aftermarket at pre-determined prices. Plaintiffs allege that the Prospectus for the ZDNet Offering was false and misleading in violation of the securities laws because it did not disclose the arrangements. The action seeks damages in an unspecified amount. The action is being coordinated with over 300 nearly identical actions filed against other companies. No date has been set for any responses to the complaints. We believe we are entitled to indemnification from the underwriters, however we have not received confirmation of coverage to date.

We have been advised that we need to submit a supplementary disclosure document to the Australian Securities and Investments Commission ("ASIC") before this Offer may be extended to our employees residing in Australia. Therefore, we will not make this Offer to Exchange nor the other materials relevant to the Offer available to our Australian employees until such disclosure document is submitted to the ASIC. We expect that such submission will be completed by July 2, 2002, at which time this Offer to Exchange and all of the other documents and materials provided to our other eligible employees will be provided to our employees in Australia. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by this Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will undertake commercially reasonable steps to seek such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to issue new options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

If we are prohibited by applicable laws or regulations from granting new options on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date that we cancel the eligible options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not receive any other consideration for the options you tendered for exchange.

13. Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

If you exchange outstanding incentive or non-qualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income. The new options will not be treated as incentive stock options. Instead, new options issued in the exchange program will be non-qualified stock options. The following discussion will allow you to compare the material features of incentive stock options with those of non-qualified stock options.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER.

IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THE SUMMARY MAY NOT BE APPLICABLE TO YOU. YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES BELOW AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW THE TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

Federal Income Tax Consequences for Outstanding Incentive Stock Options. You will not be subject to any current U.S. federal income tax if you elect to tender your incentive stock options in exchange for new non-qualified options.

We do not believe that our Offer to you will change any of the terms of your eligible incentive stock options if you do not accept the Offer. If you choose not to accept this Offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under this Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

Under current law you should not have realized taxable income when the incentive stock options were granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option.

If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash.

If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

Federal Income Tax Consequences of Non-qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

14. Material Tax Consequences for Employees Who Are Tax Residents in Australia

The following is a general summary of the tax consequences of the cancellation of tendered options and grant of new options for eligible employees subject to tax in Australia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all eligible employees considering exchanging their eligible options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation. The voluntary relinquishment of eligible outstanding options in exchange for the right to receive new options may give rise to a taxable amount because the cancellation of the outstanding option will constitute a disposal of the option in exchange for the right to receive a new option ("New Right") at a later date.

The taxation implications depend on whether the options you are relinquishing are options which were converted from options granted under the Ziff Davis 1998 Incentive Compensation Plan ("ZDNet options") upon the merger of CNET Networks, Inc. and Ziff-Davis Inc. (or not) and also by whether you have made an election under the Australian taxation rules to be subject to income tax at the time of grant of your options.

(a) Converted options or where an up-front tax election was made

If you accept the Offer and relinquish the outstanding options, you will be subject to capital gains tax at the time your options are cancelled. The capital gain or capital loss will be based on the tax market value of the New Right less your cost basis.

The New Rights have a market value for taxation purposes even though the options to be granted have no intrinsic value at grant. For administrative ease, the tax market value may be determined by reference to specific tables contained in the Australian employee share scheme income tax rules. Under these rules, the options to be granted pursuant to your New Rights may have a market value for taxation purposes even though the options have no intrinsic value at grant. For example, a 5-year option with an exercise price equal to the market value of the underlying share on the date of grant has a tax value under the tables of approximately 11.6% of the exercise price.

Your cost basis will be based on the value of the options on which you paid income tax (either on conversion of your ZDNet options or on making an up-front tax election).

Capital gains are subject to tax at your normal marginal income tax rate inclusive of the Medicare Levy. However, where the options being relinquished have been held for at least 12 months prior to cancellation, only half of the capital gain is subject to tax (reducing the effective rate of tax by 50%).

Capital losses may only be used to offset capital gains. Unused capital losses can be carried forward indefinitely to be used against future capital gains.

You will not usually be subject to any further tax on the options to be granted until such time as you either dispose of these options or sell the shares acquired on exercise of these options at which time capital gains tax may apply (in other words, exercise of these options will not trigger a taxing event). In working out any capital gain, you will be able to include in your cost basis, the value of the New Rights on which you paid tax.

(b) No up-front election made

If you accept the Offer and relinquish the outstanding options on which no up-front tax election was made (and assuming that these options were not previously ZDNet options), you will be subject to income tax at the time your options are cancelled. The taxable value will be based on the tax market value of the New Right.

The New Rights have a market value for taxation purposes even though the options to be granted have no intrinsic value at grant. For administrative ease, the tax market value may be determined by reference to specific tables contained in the Australian employee share scheme income tax rules. Under these rules, the options to be granted pursuant to your New Rights may have a market value for taxation purposes even though the options have no intrinsic value at grant. For example, 5-year option with an exercise price equal to the market value of the underlying share on the date of grant has a tax value under the tables of approximately 11.6% of the exercise price.

The taxable value will be subject to income tax at your normal marginal income tax rate inclusive of the Medicare Levy.

You will not usually be subject to any further tax on the options to be granted until such time as you either dispose of these options or sell the shares acquired on exercise of these options at which time capital gains tax may apply (in other words, exercise of these options will not trigger a taxing event). In working out any capital gain, you will be able to include in your cost basis, the value of the New Rights on which you paid tax.

Withholding and Reporting. Under current laws, your local employer is not required to withhold for income tax when you exercise your new option. You will be responsible for reporting on your tax return and paying any tax liability. It is also your responsibility to pay any tax liability on dividends received.

15. Material Tax Consequences for Employees Who Are Tax Residents in France

The following is a general summary of the tax consequences of the cancellation of tendered options and grant of new options for eligible employees subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all eligible employees considering exchanging their eligible options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation. We do not believe that you will be subject to tax as a result of the cancellation of an outstanding eligible option.

Grant of New Option. You will not be subject to tax when the new option is granted to you.

Exercise of New Option. Because your new option will be granted as part of a French sub-plan for qualified options under sections L. 225-177 to L 225-186 of the French Commercial Code, as amended, you will not be subject to tax on the spread (i.e., the difference between the fair market value of the underlying shares at exercise and the grant price) when you exercise your new option (except for the excess discount, if any, as described below). In order for an option plan to qualify for this favorable tax treatment, certain requirements must be met. For example, the exercise price of your new option will not be less than 80% of the average list price of CNET's common stock over the twenty (20) stock exchange trading days preceding the grant option.

To the extent that the grant price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the grant date or less than 95% of the average purchase price paid for such shares by CNET, this "excess discount" will be treated as an additional taxable salary at the time of exercise. This income will be subject to social security charges, Contribution Sociale Generalisee ("CSG") of 7.5%, and Contribution au Remboursement de la Dette Sociale ("CRDS") of 0.5%. Note that CSG and CRDS are only imposed on 95% of the taxable benefit. Further note that social security contributions and 5.1% of your CSG contribution are deductible for income tax purposes. The net taxable gain will be subject to income tax at progressive rates up to 52.75%.

Sale of Shares. If you sell the shares any time prior to the four year anniversary of the grant date, you will be taxed on the spread element which is the acquisition gain (i.e., the difference between the fair market value of the shares on the date of exercise and the exercise price) less any excess discount already taxed at exercise. The spread element is considered as salary in the year of the sale subject to social charges, CSG and CRDS and individual income tax at progressive rates up to 52.75%. If you sell the shares after the four-year holding period (or the minimum holding period subsequently required under French law) and the spread is less than or equal to Euro 152,500, you will be taxed at the rate of 40% (30%(1), plus 10% additional contributions) on the spread. If you sell the shares after the four-year holding period (or the minimum holding period required under French law) but the spread is higher than Euro 152,500, then the portion of the spread under or equal to Euro 152,500 would be taxed at 40% (30%(1), plus 10% additional contributions) and the portion of the spread above Euro 152,500 would be taxed at 50% (40%(1), plus 10% additional contributions).

You may receive even more favorable tax treatment if you wait an additional two years after both the exercise date and expiration of the initial four year holding period. If you respect these additional periods and the spread is less than or equal to Euro 152,500, you will be taxed at the rate of 26% (16%(1), plus 10% additional contributions). If you respect these additional periods and the spread is higher than Euro 152,500, the portion of the spread under or equal to 152,500 is taxed at the rate of 26% (16%(1), plus 10% additional contributions) and the portion of the spread above Euro 152,500 is taxed at the rate of 40% (30%(1), plus 10% additional contributions).

In any case, the difference between the sales price of the stock and its fair market value at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% additional contributions). Note that the capital gain, if any, is only taxable if the annual sales proceeds realized by your household during the year exceed the annual ceiling of Euro 7,650.

If the sale price is less than the fair market value of the shares at the date of exercise, you will realize a capital loss. This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the five following years. This capital loss cannot be offset against other kinds of income.

Reporting. Your employer must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

o the name of the company granting the options, the place of location of its head office and, if different, the place of location of its main office;

o the date on which the new option was granted and the date of exercise of the new option;

o    the number of shares acquired and the exerciset price; and

o the excess discount (i.e., greater than 5% of the value of the stock on the date of grant), if any, which is taxable as ordinary income upon exercise.

At the same time, your employer must also send duplicates of the individual statements to the tax office ("Direction des Services Fiscaux") with which it files its tax return.

To benefit from the favorable tax regime (i.e., deferral of taxation at exercise), you must attach the above individual statement to your annual French income tax return for the year in which the

----------

(1) You may opt for taxation at progressive rates as employment income if more favorable than the standard rate.

option was exercised (e.g., for the exercise of an option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006, which you file with the French tax authorities in 2007).

Upon the sale of the shares (and provided that the four-year exercise period or minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the underlying shares were sold.

Exchange Control Information. You may hold shares purchased under the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return.

Termination Due to Death. If you die while employed, the new option will become immediately vested, and your heirs will have six months as of the date of your death in which to exercise the new option.

Holding Period. CNET is not requiring that you refrain from selling the shares underlying your new option until the expiration of a four-year holding period. However, as illustrated above, you must not sell the shares underlying your new option until the expiration of a four-year period (from the date of the new grant), except in the case of death, in order to satisfy the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) in order to take advantage of the favorable tax treatment for French qualified options.

Grant Date. Under French law, qualified options cannot be granted during specific blackout periods when the granting company is listed. Your grant date of your new options may be different than your colleagues outside of France to comply with this requirement.

Grant Price. The grant price of your new options will be the greater of (i) the minimum grant price permitted under the Plan, or (ii) 80% of the average quotation price during the 20 trading days preceding the grant of the new options, as reported by the Nasdaq Stock Market.

16. Material Tax Consequences for Employees Who Are Tax Residents in Germany

The following is a general summary of the tax consequences of the cancellation of tendered options and grant of new options for eligible employees subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all eligible employees considering exchanging their eligible options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation. We do not believe that you will be subject to tax as a result of the cancellation of an outstanding eligible option.

Grant of New Option. You will not be subject to tax when the new option is granted to you.

Exercise of New Option. When you exercise the new option, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the wage base for social insurance contributions) on the difference between the fair market value of the shares on the date of exercise and the grant price.

Sale of Shares. If you acquire shares upon exercise, any additional gain from the subsequent sale of the shares is not taxable if you have owned the shares for at least 12 months, do not own 1% (as of 2002) or more of CNET's stated capital (and have not owned 1% at any time in the last five years) and the shares are not held as business assets. If you sell the shares within 12 months of acquisition, and your total short-term capital gains for the year do not exceed Euro 511, one-half of the gain is taxable as capital gain.

Withholding and Reporting. The income recognized at exercise will be deemed to be taxable compensation to you and your employer will withhold income tax and social insurance contributions (to the extent that you have not exceeded the wage base for social insurance contributions) on that income. German social tax deductions on the option gain will only apply to the extent that your total employment income for the year including the option gain does not exceed the current wage base for German social taxes of Euro 54,000 per annum. You are responsible for paying any difference between the actual tax liability and the amount withheld. It is your responsibility to report and pay taxes resulting from the sale of your shares or the receipt of any dividends.

Exchange Control Information. Cross-border payments in excess of EURO 12,500 must be reported monthly to the State Central Bank. If you use a German bank to effect a cross-border payment in excess of EURO 12,500 in connection with the purchase or sale of securities or the payment of dividends related to certain securities, it is possible for the bank to make the report for you. In addition, you must report any receivables or payables or debts exceeding an amount of approximately EURO 1,533,876 on a monthly basis.

17. Material Tax Consequences for Employees Who Are Tax Residents in Singapore

The following is a general summary of the tax consequences of the cancellation of tendered options and grant of new options for eligible employees subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all eligible employees considering exchanging their eligible options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation. You may be subject to tax as a result of the surrender of an outstanding eligible option in exchange for a new option as the Inland Revenue authorities may view the surrender of the existing option as a taxable release of a right to purchase shares. Please consult with your tax advisor.

Grant of New Option. You should not be subject to tax when the new option is granted to you (since you may already have been subject to tax as above).

Exercise of New Option. When you exercise the new option, you will likely be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price unless you are eligible for an exemption or deferral as discussed below. Please consult your tax advisor to determine if an exemption or deferral applies to you.

Company Stock Option Scheme ("CSOP Scheme"). For options granted after 1 April 2001, you may be able to claim a tax exemption on the first S$2,000 of spread per year and 25% of the remaining spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options. To take advantage of this tax exemption, the vesting provisions of your options must be as follows:

     (a) where the grant price is equal to the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

     (b) where the grant price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

In addition, the CSOP Scheme must be offered to at least 50% of the Singapore company's employees.

You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the grant date).

Qualified Employee Stock Option Plan ("QESOP Scheme"). You may also be able, in certain circumstances, to defer the tax due at exercise under the QESOP Scheme on the portion of the spread that was not exempt, if any, from tax under the CSOP Scheme. You should consult with a tax adviser to determine if you qualify for this deferral. If you think that you qualify, you should apply to the Inland Revenue of Singapore (the "IRAS") for a deferral. If you qualify for deferral under the QESOP Scheme, you will accrue interest on the deferral tax as explained below.

For an option plan to qualify as a QESOP, it must satisfy the following vesting-period requirements:

     (a) where the grant price is equal to the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year from the grant of the option; and

     (b) where the grant price is less than the fair market value of the underlying shares on the date of grant, the option may not be exercised within two years from the grant of the option.

To qualify for tax deferral under the QESOP Scheme, you would have to satisfy the following conditions:

     (a) you are employed in Singapore at the time the stock option is exercised;

     (b) the stock option was granted to you by the company for whom you are working at the time of exercise of the stock option or an associated company of that company; and

     (c)  the tax payable on the QESOP gains is not borne by your employer.

You will not qualify for the QESOP Scheme if:

     (a)  you are an undischarged bankrupt;

     (b)  IRAS records show that you are a delinquent taxpayer; or

     (c)  the tax on the QESOP gains is less than S$200.

You should consult your tax advisor to determine if you qualify for the QESOP Scheme in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the grant date).

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment ("YOA") (i.e., in the year following the year in which option is exercised and the spread would be subject to tax unless deferred). For example, if you exercise your options on 1 July 2003, you will apply to the IRAS for a tax deferral at the time of submitting your tax return for 2003, i.e. sometime around 15 April 2004. You would have to submit to the IRAS the Application Form for Deferment of Tax on Gains from the QESOP, together with your employer's certification on the Application Form that the QESOP is properly qualified, and your tax returns.

The maximum deferral period is five years starting from 1 January of the YOA, i.e., in the above case from 1 January 2004. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QESOP gains for any period of time.

The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you are issued an assessment notice requiring you to discharge the taxes due on exercise of the option). The interest rate chargeable will be pegged to the average prime rate of the Big Four (now Three) Banks offered on 15 April of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

     (a) in the case of a foreign employee (including a Singapore PR), when he or she:

          (i)   terminates his or her employment in Singapore and leaves
                Singapore;

          (ii)  is posted overseas; or

          (iii) leaves Singapore for any period exceeding three months;

     (b)  when the employee becomes bankrupt; and

     (c) when the employee passes away (the deferred tax would be recovered from the deceased's estate).

Sale of Shares. If you acquire shares upon exercise, you will not be subject to tax on the gain when you sell the shares.

Withholding and Reporting. Your employer is not required to withhold income tax or Central Provident Fund Contributions on your new option. Your employer will report the new option and provide you with a copy of this report to Inland Revenue. You will be responsible for paying any tax liability upon exercise or upon the end of the deferral period, if applicable. It is also your responsibility to pay any tax liability on dividends received in Singapore.

18. Material Tax Consequences for Employees Who Are Tax Residents of Switzerland

The following is a general summary of the tax consequences of the cancellation of tendered options and grant of new options for eligible employees subject to tax in Switzerland. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all eligible employees considering exchanging their eligible options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation. We do not believe that you will be subject to tax as a result of the cancellation of an outstanding eligible option.

Grant of New Option. We do not believe that you will be subject to tax when the new option is granted to you. However, you may be required to sign a document to confirm that you will be subject to tax upon exercise of the new option

Exercise of New Option. When you exercise the new option, you will likely be subject to tax on the difference between the fair market value of the shares on the date of exercise and the grant price.

Finally, please note that a new tax law regarding stock options has been proposed in Switzerland. If passed, this new law may change the tax consequences of your new option.

Sale of Shares. If you acquire shares upon exercise, you will not be subject to tax upon the subsequent sale (provided you do not qualify as a professional securities dealer).

Withholding and Reporting. If you are a Swiss national or a foreign employee holding a "C" residence permit, your employer will not withhold income tax. However, your employer will withhold social security contributions on the taxable benefit at grant and/or exercise. Further, your employer will include your taxable income on your annual "certificate of salary" which will be issued to you at the end of or shortly after the end of the calendar year of the taxable event. It is your responsibility to attach the "certificate of salary" to your tax return and pay any taxes resulting from the grant or exercise of your options.

If you are a foreign employee holding, for example, a "B" permit, or if you are an employee subject to income taxation at source, your employer will withhold and report income tax and social security contributions. Depending on the amount of your annual income in Switzerland, you may be required to file a tax return and to pay additional taxes (or to receive a refund) when the Tax Administration computes the exact amount of taxes based on your tax return.

Wealth Tax. Shares purchased upon the exercise of your new option will become part of your net wealth and may be subject to net wealth tax. In addition, if your options are subject to tax at grant, they will be considered part of your net wealth each year and subject to net wealth tax.

19. Material Tax Consequences for Employees Who Are Tax Residents of Taiwan

The following is a general summary of the tax consequences of the cancellation of tendered options and grant of new options for eligible employees subject to tax in Taiwan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all eligible employees considering exchanging their eligible options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Cancellation. We do not believe that you will be subject to tax as a result of the cancellation of an outstanding eligible option.

Grant of New Option. You will not be subject to tax when the new option is granted to you.

Exercise of New Option. When you exercise the new option, Taiwan individual income tax implication may apply. If the stock option given is related to services provided in Taiwan, then the "spread" shall be subject to Taiwan income tax. On the other hand, if not related to Taiwan services rendered, then there should be no Taiwan income tax implication on the "spread".

Sale of Shares. If you acquire shares upon exercise, you will not be subject to tax when you subsequently sell the shares, as foreign source income is not taxable for individuals in Taiwan.

Withholding and Reporting. Your employer is not required to withhold or report income tax at the time of exercise or sale provided that there is not "chargeback" made by the foreign company to the local company.

20. Material Tax Consequences for Employees Who Are Domiciled and Permanently Resident and Ordinarily Resident in the United Kingdom

The following is a general summary of the tax consequences of the cancellation of tendered options and grant of new options for eligible employees who are UK domiciled and permanently resident and ordinarily resident in the UK for tax and social security purposes. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all eligible employees considering exchanging their eligible options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

No Approved Plans. All of the currently outstanding options held by residents of the United Kingdom were issued under unapproved plans and do not qualify for favorable tax treatment. The new options to be issued in exchange for tendered options, will be issued under the same Plans under which the related tendered options were originally issued, and therefore will also not qualify for favorable tax treatment.

Option Exchange. We do not believe that you will be subject to tax as a result of the exchange of an outstanding eligible option for a new option.

Grant of New Option. You will not be subject to tax when the unapproved new option is granted to you, as this new option will be deemed to "step into the shoes" of the old option.

Exercise of New Option. You will be subject to tax when you exercise your unapproved new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the grant price paid (i.e., the spread). Your employer will be responsible for tax withholding under the Pay As You Earn system ("PAYE") in relation to the tax due on the spread realized on exercise of your option and for paying the income tax withheld to the U.K. Inland Revenue on your behalf. You will be required to pay any tax and employees' National Insurance Contribution liability to your employer within 7 days of your exercise and neither CNET nor your employer will be required to transfer any shares (or any proceeds resulting from the sale) to you until such payment has been made. If you fail to pay your employer the income tax and employees National Insurance Contributions due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge.

On the basis that the shares are readily convertible assets at the time of exercise and that the old options were granted on or after 6 April 1999, you will be liable to pay employees' National Insurance Contributions in relation to the spread on exercise of your new option if your earnings do not already exceed the maximum limit for employees' National Insurance Contributions purposes. Employee's National Insurance Contributions are currently capped at a rate of 10% on the first (Pounds) 2,535 of wages per month; however, this may not be the case on the date you exercise your option. Your employer will be responsible for withholding employees' National Insurance Contributions and for paying the amount withheld to the U.K. Inland Revenue on your behalf. With regard to options that were granted prior to 6 April 1999, as a result of the exchange of your options at the time of the merger between CNET Networks, Inc. and Ziff-Davis Inc. on October 17, 2000 your options may be subject to National Insurance Contributions. If National Insurance Contributions are due, your employer will withhold the amounts due or a best estimate of the amounts due and pay such amounts to the U.K. Inland Revenue.

The National Insurance Contribution (NIC) liability in respect of options granted before 6 April 1999 is very complex. The following general analysis is based on our understanding of these provisions but should not be acted upon without specific tax advice based on your personal circumstances.

The event of exchanging the old option for a new option may itself trigger a charge to NIC if the new option is granted at a greater discount to market value than the discount applicable to the old option (at the time the new option is granted); if otherwise, then NIC will be due on the best estimate of the increase at the time of grant of the new option.

The Inland Revenue has stated that where an old option has gone underwater since grant and the new option has a nil discount, they do not consider that the "total discount" has increased. Consequently no NICs would be due on the event of the grant of the new option itself.

At the time of exercise of the new options, there will be no NIC charge provided the total market value of the shares underlying the new option at the time of the grant of the new option, was not more than the total market value of the shares underlying the old option at the time of the old option was cancelled. Our understanding of the legislation is that the amount chargeable to NIC at the point of exercise would be calculated by reference to the gain made since grant of the new option. The legislation says (or appears to say) that the gain should be calculated by reference to the new option spread at exercise less the old option spread at cancellation. Clearly the company would not be able to quantify this liability until such time as the new options are exercised.

Sale of Shares. When you sell your shares, you may be subject to capital gains tax. Tax is due on any increase in the value of the stock realized between the date on which you exercise an option and the date on which you sell the stock acquired on exercise of that option. Please note that an annual exemption is available to set against total gains of (Pounds)7,700 for the tax year April 6, 2002 to April 5, 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held and whether the shares qualify as business assets. Any resulting gain will be liable to United Kingdom Capital Gains Tax and subject to a highest tax rate of 40% (based on rates applicable for tax year April 6, 2001 to April 5, 2002).

Reporting. Your employer is required to report the details of the exchange of options, the unapproved new option grant and any future option exercise on its annual U.K. Inland Revenue tax return.

In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your unapproved new options and from the sale or disposal of shares together with details of dividend income to the Inland Revenue on your personal U.K. Inland Revenue tax return.

You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividend.

21. Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration time, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options tendered for exchange promptly after termination or withdrawal of the Offer if such termination or withdrawal occurs prior to the expiration time.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be elected for exchange in this Offer; or

(c) we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 20 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least 10 business days following the publication, sending or giving of notice.

22. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

23. Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) CNET Network, Inc.'s Annual Report on Form 10-K for the period ended December 31, 2001, filed with the SEC on April 1, 2002, and the amendment made thereto on Form 10-K/A, filed with the SEC on April 30, 2002.

(b) CNET Network, Inc.'s definitive Proxy Statement for our 2002 Annual Meeting of Stockholders, filed with the SEC on May 2, 2002.

(c) CNET Network, Inc.'s quarterly report on Form 10-Q for the period ended March 31, 2001, filed with the SEC on May 7, 2002.

(d) CNET Network, Inc.'s Form S-8 (File No. 333-85374) (registering shares to be issued under the 2001 CNET Networks, Inc. Stock Option Plan), filed with the SEC on April 2, 2002.

(e) CNET Network, Inc.'s Form S-8 (File No. 333-65224) (registering shares to be issued under the TechRepublic, Inc. 1999 Stock Option Plan), filed with the SEC on July 17, 2001.

(f) CNET Network, Inc.'s Form S-8 (File No. 333-58724) (registering shares to be issued under the 2000 CNET Networks, Inc. Stock Incentive Plan, the Ziff-Davis Inc. 1998 Incentive Compensation Plan and the Apollo Solutions, Inc. 2000 Stock Option Plan), filed with the SEC on April 11, 2001.

(g) CNET Network, Inc.'s Form S-8 (File No. 333-35458) (registering shares to be issued under the mySimon Inc. Amended and Restated Stock Option Plan), filed with the SEC on April 24, 2000.

(h) CNET Network, Inc.'s Form S-8 (File No. 333-67325) (registering shares to be issued under the mySimon Inc. Amended and Restated 1998 Stock Plan), filed with the SEC on April 24, 2000.

(i) CNET Network, Inc.'s Form S-8 (File No. 333-78247) (registering shares to be issued under the CNET, Inc. 1997 Stock Option Plan), filed with the SEC on May 11, 1999.

(j) CNET Network, Inc.'s Form S-8 (File No. 333-67325) (registering shares to be issued under the CNET, Inc. 1997 Stock Option Plan), filed with the SEC on November 13, 1998.

(k) CNET Network, Inc.'s Form S-8 (File No. 333-34491) (registering shares to be issued under the CNET, Inc. 1997 Stock Option Plan), filed with the SEC on August 28, 1997.

(l) CNET Network, Inc.'s Form S-8 (File No. 333- 07671) (registering shares to be issued under the CNET, Inc. Employee Stock Option Plan), filed with the SEC on July 2, 1996.

(m) The description of CNET Network, Inc.'s common stock, par value $.0001 per share ("CNET Common Stock"), set forth in CNET Network, Inc.'s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such descriptions.

We hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the expiration time of the Offer. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

Our SEC filings are also available to the public on the SEC's internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol "CNET" and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

CNET Networks, Inc Attention: Corporate Secretary, 235 Second Street, San Francisco, California 94105

or by telephoning us at (415) 344-2000 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about CNET Networks, Inc. should be read together with the information contained in the documents to which we have referred you.

24. Miscellaneous.

This Offer to Exchange contains "forward-looking statements". Forward-looking statements are any statements about our future that are not statements of historical fact. Examples of forward-looking statements include projections of earnings, revenues or other financial items, statements of the plans and objectives of management for future operations, statements concerning proposed new products or services, statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, you can identify these statements by the use of words such as "may", "will", "expects", "should", "believes", "predicts", "plans", "anticipates", "estimates", "potential", "continue" or the negative of these terms, or any other words of similar meaning. These statements are only predictions. Any or all of our forward-looking statements in this Offer to Exchange and in any of our other public statements may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in the discussion in this Offer to Exchange will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual events or results may differ materially. These forward-looking statements are made only as of the date of this Offer to Exchange, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q and 8-K reports to the SEC.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

CNET Networks, Inc. June 26, 2002

                                   SCHEDULE A
                            CONDITIONS OF THIS OFFER

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to certain limitations, if at any time on or after June 26 2002 and prior to the expiration time any of the following events has occurred or has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of new options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of CNET or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

          (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

          (ii) delay or restrict our ability, or render us unable, to accept for exchange or issue new options for some or all of the options tendered for exchange; or

          (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of CNET or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us;

(c) there shall have occurred:

          (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

          (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

          (v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of CNET Networks, Inc. or on the trading in our common stock;

          (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of our subsidiaries or affiliates or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

          (vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

          (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 26, 2002;

(d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer;

(e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
          Schedule 13D or Schedule 13G with the SEC on or before June 26, 2002;

          (ii) any such person, entity or group that has filed a Schedule 13D or
          Schedule 13G with the SEC on or before June 26, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of CNET that, in our reasonable judgment, is or may be material to CNET.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.




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

                                   SCHEDULE B
         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                               CNET NETWORKS, INC.


The directors and executive officers of CNET Networks, Inc. and their positions and offices as of June 26, 2002 are set forth in the following table:

NAME                              POSITION WITH THE COMPANY
----                              -------------------------
Shelby Bonnie                     Chairman of the Board and Chief Executive Officer
Douglas Woodrum                   Executive Vice President and Chief Financial Officer
Barry Briggs                      President, U.S. Media
Art Fatum                         President, International Media
John C. "Bud" Colligan            Director
Eric Hippeau                      Director
Mitchell Kertzman                 Director
Randall Mays                      Director
Eric Robison                      Director

The address of each director and executive officer is: c/o CNET Networks, Inc., 235 Second Street, San Francisco, California 94105.


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